PDL BioPharma®

First Quarter 2015
FINANCIAL RESULTS CONFERENCE CALL

May 6, 2015







FORWARD LOOKING STATEMENTS

This presentation contains forward-looking statements, including PDL's expectations with respect to its future royalty revenues, expenses, net income, and cash provided by operating activities. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Factors that may cause differences between current expectations and actual results include, but are not limited to, the following:

- The expected rate of growth in royalty-bearing product sales by PDL's existing licensees;
- The ability of PDL's licensees to receive regulatory approvals to market and launch new royalty-bearing products and whether such products, if launched, will be commercially successful;
- The productivity of acquired income generating assets may not fulfill our revenue forecasts and, if secured by collateral, we may be undersecured and unable to recuperate our capital expenditures in the transaction;
- Changes in any of the assumptions on which PDL's projected revenues are based;
- Changes in foreign currency rates;
- Positive or negative results in PDL's attempt to acquire income generating assets;
- The outcome of litigation or disputes; and
- The failure of licensees to comply with existing license agreements, including any failure to pay royalties due.

Other factors that may cause PDL's actual results to differ materially from those expressed or implied in the forward-looking statements in this presentation are discussed in PDL's filings with the SEC, including the "Risk Factors" sections of its annual and quarterly reports filed with the SEC. Copies of PDL's filings with the SEC may be obtained at the "Investors" section of PDL's website at www.pdl.com. PDL expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in PDL's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based for any reason, except as required by law, even as new information becomes available or other events occur in the future. All forward-looking statements in this presentation are qualified in their entirety by this cautionary statement.

Primary Focus Remains Acquiring Additional Assets

- **Revenues on a steady incline**
  - 27% year over year revenue increase between 2013 and 2014
  - 16% Q1/15 revenue increase compared to Q1/14
- **Top priority remains bringing in additional income-generating assets to support dividends**
- **PDL is attracting top quality assets**
- **Goal: To be the financial partner of choice to leading life science companies and other institutions seeking to access non-dilutive capital**

PDL BioPharma

Income Generating Assets Scorecard

Current Investments

Type	Company	Amount	Date
Royalty Acquisition	University of Michigan	$65,600,000	November 2014
Royalty Acquisition	VB Viscogliosi Bros., LLC	$15,500,000	June 2014
Senior Secured Note Purchase	kaléo	$150,000,000	April 2014
Senior Secured Financing	Paradigm Spine	$75,000,000	February 2014
Senior Secured Financing	Direct Flow Medical, Inc.	$50,000,000	November 2013
Royalty Acquisition	Depomed	$240,500,000	October 2013
Senior Secured Financing	LENSAR	$60,000,000	October 2013
Senior Secured Financing/ Royalty Transaction	Avinger	$40,000,000	April 2013
Royalty Transaction/ Senior Secured Financing	Wellstat Diagnostics, LLC	$44,000,000	November 2012

Concluded Investments

Type	Company	Amount	Date
Senior Secured Financing	Merus Labs	$55,000,000	July 2012
Senior Secured Financing	Durata Therapeutics	$70,000,000	October 2013
Royalty Transaction/ Senior Secured Financing	AxoGen	$20,800,000	October 2012

- **12 Transactions to date**
- **$780MM+ deployed**
- **$300MM+ committed during 2014**
- **3 Matured Transactions**

PDL BioPharma

Potential Forbearance Agreement with LENSAR

- **PDL made debt investment of $40 million in LENSAR in 2013 that is secured by a first lien on all their assets**
- **In discussions regarding a potential forbearance agreement with LENSAR**
- **PDL may agree to refrain from exercising certain remedies while LENSAR raises funds owed to PDL through:**
  - Raising equity financing
  - Entering into a binding agreement to sell themselves or assets
  - Obtaining debt financing
- **If agreement isn't reached, we will assess our options at that time**

PDL BioPharma

First Quarter Ended March 31, 2015 Overview

(In thousands, except per share amounts)	Three Months Ended March 31, 2015	2014
Royalties from Queen et al. patents	$ 127,810	$ 116,026
Royalty rights - change in fair value	11,362	11,707
Interest revenue	10,534	9,071
Total revenues	149,706	136,804
G&A expenses	7,666	4,582
Operating income	142,040	132,222
Interest and other income, net	86	50
Interest expense	(8,610)	(10,525)
Loss on extinguishment of debt	-	(6,143)
Income before income taxes	133,516	115,604
Income tax expense	49,018	42,721
Net income	$ 84,498	$ 72,883
Net income per share - Basic	$ 0.52	$ 0.48
Net income per share - Diluted	$ 0.50	$ 0.44

	March 31, 2015	December 31, 2014
Cash, cash equivalents and investments	$ 418,920	$ 293,687
Total notes receivable	$ 365,806	$ 363,212
Total royalty rights - at fair value	$ 269,668	$ 259,244
Total assets	$ 1,114,133	$ 962,350
Total term loan payable	$ 99,393	$ -
Convertible notes payable	$ 432,567	$ 451,724
Total stockholders's equity	$ 451,944	$ 460,437

PDL BioPharma

INVESTMENT HIGHLIGHTS

- **Strong historic revenue growth from Queen licensed products**
  - Potential for additional indications from existing products and a new product.
- **Twelve income generating deals to date deploying approximately $780 million in capital with potential for additional deals**
- **Greater certainty as to duration of royalty income and significantly reduced burn with Genentech/Roche settlement**
- **Liquidity – volume averages ~3.8 million shares/day**
- **Return to shareholders**
  - Since 2009, paid special or regular dividends totaling $6.22/share.
  - In 2014, paid regular, quarterly dividends of $0.15/share.
  - In 2015, paid regular, quarterly dividend of $0.15/share on March 12, and will pay additional dividends on June 12, September 11 and December 11.

PDL BioPharma

PDL BioPharma

QUESTION AND ANSWER SESSION





